Exhibit 10.1
ADIENT PLC
RESTRICTED SHARES OR RESTRICTED SHARE UNIT AWARD AGREEMENT

Grant - Terms for Restricted Shares and Restricted Share Units

Participant Name:
Grant Date:
Number of Restricted Shares:
Number of Restricted Share Units:
Restriction Period:	[Until [____]-year Anniversary of Grant Date]
Settlement of Units and Dividend Equivalents:	[Share-settled or Cash-settled]

Adient plc has adopted the 2021 Omnibus Incentive Plan to permit awards of restricted shares or restricted share units to be made to certain key employees of the Company or any Affiliate. The Company desires to provide incentives and potential rewards for future performance by the employee by providing the Participant with a means to acquire or to increase his or her proprietary interest in the Company's success.

Definitions. Capitalized terms used in this Award Agreement have the following meanings:

(a)    “Award” means this grant of Restricted Shares and/or Restricted Share Units.
(b)    “Award Agreement” means this agreement setting forth the terms and conditions of the Award.
(c)    “Award Notice” means an Award notification (if any) other than this Award Agreement delivered to the Participant in connection with this Award.
(d)    “Company” means Adient plc or any successor thereto.
(e)    “Inimical Conduct” means any of the following as determined by the Administrator in its sole discretion: (i) any act or omission that is inimical to the best interests of the Company or any Affiliate as determined by the Administrator, (ii) violation of any employment, non-compete, confidentiality or other agreement in effect with the Company or any Affiliate, or the Company’s or an Affiliate’s code of ethics, as then in effect, (iii) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, (iv) commission of an act of dishonesty or disloyalty involving the Company or an Affiliate, or taking any action which damages or negatively reflects on the reputation of the Company or an Affiliate, (v) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition or a violation of any other federal, state or local law in connection with the Participant’s employment or service, or (vi) breach of any fiduciary duty to the Company or an Affiliate.
(f)    “Participant” means the individual selected to receive this Award.
(g)    “Plan” means the Adient plc 2021 Omnibus Incentive Plan, as may be amended from time to time.
(h)    “Restriction Period” means the length of time indicated above or in any Award Notice during which the Participant cannot sell, transfer, pledge, assign or otherwise encumber the Restricted Shares or Restricted Share Units granted under this Award.
(i)    “Restricted Shares” means Shares that are subject to a risk of forfeiture and the Restriction Period.
(j)    “Restricted Share Unit” means the right to receive a payment, in cash or Shares, equal to the Fair Market Value of one Share, that is subject to a risk of forfeiture and the Restriction Period.
(k)     “Share” means an ordinary share of the Company.

    Other capitalized terms used in this Award Agreement have the meanings given in the Plan.

The parties agree as follows:

1.    Grant of Award. The Company hereby grants to the Participant an award of Restricted Shares or Restricted Share Units, as specified above or in any Award Notice, on the date and with respect to the number of Shares or Units specified above or in any Award Notice. The Award is subject to the terms and conditions set forth herein and in the Plan, a copy of which has been delivered to the Participant, and which is made a part of this Award.

2.    Restricted Shares. If the Award is in the form of Restricted Shares, the Shares are subject to the following terms:

a.    Restriction Period. The Company will hold the Shares in escrow or via an independent trust or nominee for the Restriction Period. During this period, the Shares shall be subject to forfeiture as provided in Section 4.

b.    Removal of Restrictions. Subject to any applicable deferral election under the Adient US LLC Executive Deferred Compensation Plan (or any successor plan) and to Section 4 below, Shares that have not been forfeited shall become available to the Participant after the last day of the Restriction Period upon payment in full of all taxes due with respect to such Shares.

c.    Voting Rights. During the Restriction Period, the Participant may exercise full voting rights with respect to the Shares.

d.    Dividends and Other Distributions. Any cash dividends or other distributions paid or delivered with respect to Restricted Shares for which the record date occurs on or before the last day of the Restriction Period will be credited to a bookkeeping account for the benefit of the Participant unless the Administrator determined at the time this Award was made that such cash dividends or other distributions would be paid currently. To the extent such account is credited, it will be converted into and settled in additional Shares issued under the Plan at the end of the applicable Restriction Period unless it is indicated above or in any Award Notice that the account will be paid to the Participant in cash, in which case it will be paid in cash at the end of the applicable Restriction Period. Prior to the end of the Restriction Period, any account credited pursuant to this paragraph will be subject to the same terms and conditions (including risk of forfeiture) as the Restricted Shares to which the dividends or other distributions relate.

3.    Restricted Share Units. If the Award is in the form of Restricted Share Units, the Restricted Share Units are subject to the following terms:

a.    Restriction Period. During the Restriction Period, the Restricted Share Units shall be subject to forfeiture as provided in Section 4.

b.    Settlement of Restricted Share Units. Subject to any applicable deferral election under the Adient US LLC Executive Deferred Compensation Plan (or any successor plan thereto) and to Section 4 below, the Restricted Share Units shall be settled by payment of one Share per Restricted Share Unit unless it is indicated above or in any Award Notice that the Restricted Share Units will be settled through payment of cash, in which case the Restricted Share Units will be settled through payment of cash equal to the Fair Market Value of one Share per Restricted Share Unit, in each case as soon as practicable after the last day of the Restriction Period and upon payment in full of all taxes due with respect to such Restricted Share Units. Notwithstanding the foregoing, if this Award provides that it will be settled in cash, but the Company has satisfied all registration, qualification or other legal requirements necessary to permit the settlement of the Restricted Share Units in Shares in the Participant’s jurisdiction without adverse legal, tax, financial or accounting consequences to the Company or its Affiliates, then such Award will instead be settled in Shares and the Participant will have no right to receive cash. Notwithstanding the foregoing, if the Participant is a specified employee within the meaning of Code Section 409A and the Restriction Period lapses due to a termination of employment (other than for death), then the vested Restricted Share Units will be settled as soon as practicable six months after the Participant’s termination to the extent required to comply with Code Section 409A.

c.    Dividend Equivalent Units. Any cash dividends or other distributions paid or delivered with respect to the Shares for which the record date occurs on or before the last day of the Restriction Period will result in a credit to a bookkeeping account for the benefit of the Participant unless the Administrator determined at the time this Award was made that such cash dividends or other distributions would result in the current payment of a dividend equivalent. Any such credit or dividend equivalent will be equal to the dividends or other distributions that would have been paid with respect to the Shares subject to the Restricted Share Units had such Shares been outstanding. To the extent a bookkeeping account is credited pursuant to this paragraph, it will be converted into and settled in additional Shares issued under the Plan at the end of the applicable Restriction Period unless it is indicated above or in any Award Notice that the account will be paid to the Participant in cash, in which case it will be paid in cash at the end of the applicable Restriction Period. Prior to the end of the Restriction Period, any account credited pursuant to this paragraph will be subject to the same terms and conditions (including risk of forfeiture) as the Restricted Share Units to which the dividends or other distributions relate.

4.    Termination of Employment – Risk of Forfeiture.

a.    Involuntary Termination Other Than For Cause. If the Participant’s employment with the Company and its Affiliates terminates due to the Company’s involuntary termination of the Participant’s employment other than for Cause before the end of the Restriction Period, then the Participant’s Restricted Shares or Restricted Share Units that are then unvested will continue to vest and otherwise be subject to the terms and conditions of this Award Agreement as if the Participant’s employment had not terminated. If the Participant, after his or her involuntary termination, engages in Inimical Conduct, then any Restricted Shares or Restricted Share Units that have not yet vested or been settled shall automatically be forfeited and returned to the Company as of the date of the Administrator’s determination. The Participant shall provide such information or documentation as the Administrator reasonably determines is necessary to confirm whether the Participant has engaged in any prohibited activity as described in the preceding sentence.

b.    Voluntary Termination. If the Participant’s employment with the Company and its Affiliates terminates due to a voluntary resignation before the end of the Restriction Period, then all Restricted Shares and Restricted Share Units subject to this Award shall automatically be forfeited and returned to the Company as of the date of such resignation.

c.    Death. If the Participant’s employment with the Company and its Affiliates terminates because of death at a time when the Participant could not have been terminated for Cause, then, effective as of the date the Company determines the Participant’s employment terminated due to death (provided such determination is made no more than 75 days after the date of death), any remaining Restriction Period shall automatically lapse. The Company shall have no liability to any person for any taxes, penalties or interest incurred by any person due to the Company not receiving notice of the Participant’s death within 75 days.

d.    Disability. If the Participant becomes Disabled at a time when the Participant could not have been terminated for Cause, then the Participant shall become vested in (and any remaining Restriction Period shall automatically lapse with respect to) the Restricted Shares or Restricted Share Units subject to this Award as of the date of such Disability.

e.    Other Termination. If the Participant’s employment terminates for any reason not described above, then any Restricted Shares or any Restricted Share Units (and all deferred dividends paid or credited thereon) still subject to the Restriction Period as of the date of such termination of employment shall automatically be forfeited and returned to the Company. The Company may suspend payment or delivery of Shares (without liability for interest thereon) pending the Administrator’s determination of whether the Participant’s employment was or should have been terminated for Cause or whether the Participant has engaged in Inimical Conduct.

5.    Withholding. The Participant agrees to remit to the Company any foreign, U.S. federal, state and/or local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the issuance of Shares under this Award, the vesting of this Award or the payment of cash under this Award. Unless the Company otherwise determines, the Company will satisfy any withholding obligations in connection with this Award by withholding from cash or Shares otherwise payable or issuable under this Award in the amount needed to satisfy any withholding obligations; provided that, in the case of Shares, the amount withheld may not exceed the total maximum statutory tax rates associated with the transaction. Alternatively, the Company may require the Participant to pay to the Company, in cash, promptly on demand, amounts sufficient to satisfy such tax obligations or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such tax obligations, or the Company may withhold from cash or other property, payable or issuable to the Participant or from Shares no longer subject to restrictions in the amount needed to satisfy any withholding obligations.

6.    No Claim for Forfeiture. Neither the Award nor any benefit accruing to the Participant from the Award will be considered to be part of the Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments. In no event may the Award or any benefit accruing to the Participant from the Award be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate. In consideration of the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and its Affiliates from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the grant, the Participant shall have been deemed irrevocably to have waived any entitlement to pursue such claim.

7.    Electronic Delivery. The Company or its Affiliates may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

8.    Securities Compliance. The Company may place a legend or legends upon the certificates for Shares issued under the Plan and may issue “stop transfer” instructions to its transfer agent in respect of such Shares as it determines to be necessary or appropriate to (a) prevent a violation of, or to obtain an exemption from, the registration requirements of the Securities Act of 1933, as amended, applicable state securities laws or other legal requirements, or (b) implement the provisions of the Plan, this Award Agreement or any other agreement between the Company and the Participant with respect to such Shares.

9.    Successors. All obligations of the Company under this Award shall be binding on any successor to the Company. The terms of this Award and the Plan shall be binding upon and inure to the benefit of the Participant, and his or her heirs, executors, administrators or legal representatives.

10.    Legal Compliance. The granting of this Award and the issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.    Governing Law; Arbitration. This Award and the rights and obligations hereunder shall be governed by and construed in accordance with, except to the extent preempted by other applicable laws (a) with respect to the corporate law requirements applicable to the Company, the validity and authorization of the issuance of Shares under the Plan and similar matters, the internal laws of Ireland (without reference to conflict of law principles thereof) and (b) with respect to all other matters relating to the Plan and Awards, the internal laws of the State of New York (without reference to conflict of law principles thereof). Arbitration will be conducted, to the extent applicable, per the provisions in the Plan.

12.    Data Privacy and Sharing. As a condition of the granting of the Award, the Participant acknowledges and agrees that it is necessary for some of the Participant’s personal identifiable information to be provided to certain employees of the Company, the third party data processor that administers the Plan and the Company’s designated third party broker in the United States. These transfers will be made pursuant to a contract that requires the processor to provide adequate levels of protection for data privacy and security interests in accordance with the General Data Protection Regulation (EU 2016/679) and the implementing legislation of the Participant’s home country. By accepting the Award, the Participant acknowledges having been informed of the processing of the Participant’s personal identifiable information described in the preceding paragraph and consents to the Company collecting and transferring to the Company's Total Rewards Department or Shareholder Services Department, and its independent benefit plan administrator and third party broker, the Participant’s personal data that are necessary to administer the Award and the Plan. The Participant understands that his or her personal information may be transferred, processed and stored outside of the Participant’s home country in a country that may not have the same data protection laws as his or her home country, for the purposes mentioned in this Award Agreement.

This Award, including any Award Notice delivered to the Participant and any other documents expressly referenced in this Award Agreement, contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

The Company has caused this Award Agreement to be executed by one of its authorized officers as of the date of grant.

ADIENT PLC

[Placeholder for signature]

Heather M. Tiltmann
Executive Vice President, Chief Legal and Human Resources Officer and Corporate Secretary

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